EXHIBIT 99.1

Exponent Reports Second Quarter of Fiscal Year 2021 Financial Results

MENLO PARK, Calif., July 29, 2021 (GLOBE NEWSWIRE) -- Exponent, Inc. (Nasdaq: EXPO) today reported financial results for the second quarter of fiscal year 2021 ended July 2, 2021.

“During the second quarter, we saw broad-based strength across the business as pandemic-related restrictions eased, which supported a robust level of new assignments as well as ongoing work. As a result, net revenue increased 28% and EBITDA1 margin expanded 630 basis points from the prior year period. Notably, our revenues from reactive engagements returned to pre-COVID-19 levels as seen in the second quarter of 2019, while revenues from proactive projects grew significantly compared to the same period,” commented Dr. Catherine Corrigan, President and Chief Executive Officer.

“Our portfolio of client work is highly diversified, including climate vulnerability assessments with utilities, risk assessments in chemicals, and ongoing energy storage-related work, as well as projects in the automotive and consumer products industries, further demonstrating the strength of our long-term strategy. As we look forward, while a degree of uncertainty remains surrounding the impact of coronavirus, we remain confident that our strong reputation, multidisciplinary expertise, world-class team and the durability of our market drivers uniquely position us for continued profitable growth,” continued Dr. Corrigan.

Second Quarter Financial Results

Total revenues and revenues before reimbursements for the second quarter of 2021 increased 30% to $119.9 million and 28% to $112.5 million, respectively, as compared to $92.0 million and $87.9 million in the second quarter of 2020.

Net income increased to $25.4 million, or $0.48 per diluted share, in the second quarter of 2021, as compared to $16.3 million, or $0.31 per diluted share, in the same period of 2020. The tax benefit for the classification of tax adjustments associated with share-based awards realized in the second quarter of 2021 was approximately zero, as compared to $0.9 million in the second quarter of 2020.

EBITDA1 increased to $36.3 million, or 32.3% of net revenues, in the second quarter of 2021, as compared to $22.8 million, or 26.0% of net revenues in the second quarter of 2020.

Year to Date Financial Results

Total revenues and revenues before reimbursements for the first half of 2021 increased 19% to $236.4 million and 18% to $222.0 million, respectively, as compared to $198.0 million and $187.6 million in same period one year ago.

Net income increased to $56.2 million, or $1.06 per diluted share, in the first half of 2021, as compared to $42.6 million, or $0.80 per diluted share, in the same period of 2020. The tax benefit for the classification of tax adjustments associated with share-based awards realized in the first half of 2021 was $8.8 million, as compared to $9.7 million in the first half of 2020.
Inclusive of the tax benefit, Exponent’s consolidated tax rate was 13.2% in the first half of 2021, as compared to 6.2% for the same period last year.

EBITDA1 increased to $68.1 million, or 30.6% of net revenues, in the first half of 2021, as compared to $47.8 million, or 25.5% of net revenues, in the first half of 2020.

In the first half of 2021, Exponent paid $22.4 million in dividends. In addition, during the second quarter the Company repurchased $7 million of common stock, and closed the period with $240.0 million in cash, cash equivalents and short-term investments.

Business Overview

Exponent’s engineering and other scientific segment represented 82% of the Company’s net revenues in the second quarter. Net revenues in this segment increased 33% in the second quarter as compared to the prior year period. Growth was driven by strong demand for Exponent's services across a broad range of industries and use cases. In addition to the steady increase in litigation support and human participant studies, our multidisciplinary battery team continues to see demand for its solutions in electric vehicles and energy storage. Our work in international arbitrations and integrity management advisory services continued at strong levels.

Exponent’s environmental and health segment represented 18% of the Company’s net revenues in the second quarter. Net revenues in this segment increased 9% in the second quarter as compared to the prior year period.   This segment also benefitted from increased activity in litigation related projects and support of human participant studies. The chemical regulation and food safety practice continued to grow as Exponent’s scientists evaluated the effects of chemicals and new products on human health and the environment.

Business Outlook

“The continued strong demand for our services, as well as the positive momentum we have experienced in the first half of 2021 gives us confidence as we look to the remainder of the year. However, we recognize that uncertainty remains as the spread of COVID variants is presenting challenges across the globe,” commented Richard Schlenker, Executive Vice President and Chief Financial Officer.

For the third quarter of 2021 as compared to the same period one year prior, Exponent anticipates:

  Revenues before reimbursements to grow in the low-double digits; and,
  EBITDA1 margin to increase 100 to 150 basis points.

For the full year 2021 as compared to the same period one year prior, Exponent anticipates:

  Revenues before reimbursements to grow in the low-double digits; and,
  EBITDA1 margin to increase 225 to 250 basis points.

“The importance of scientific excellence and disciplinary diversity in advancing solutions to clients’ challenges has never been higher. At Exponent, we will continue to advance science with the same consistency, accuracy, and proficiency our clients trust from the brightest scientists, engineers, physicians and regulatory consultants in the world, all the while driving continuous growth and long-term shareholder value,” concluded Dr. Corrigan.

Today's Conference Call Information

Exponent will discuss its financial results in more detail on a conference call today, Thursday, July 29, 2021, starting at 4:30 p.m. Eastern Time / 1:30 p.m. Pacific Time. The audio of the conference call is available by dialing (800) 700-1722 or (334) 781-6673. A live webcast of the call will be available on the Investor Relations section of the Company's website at www.exponent.com/investors. For those unable to listen to the live webcast, a replay of the call will also be available on the Exponent website, or by dialing (888) 203-1112 or (719) 457-0820 and entering passcode 7087700#.

Footnotes

1 EBITDA is a non-GAAP financial measure defined by the Company as net income before income taxes, interest income, depreciation and amortization. EBITDAS is a non-GAAP financial measure defined by the Company as EBITDA before stock-based compensation. The Company regards EBITDA and EBITDAS as useful measures of operating performance and cash flow to complement operating income, net income and other GAAP financial performance measures. Additionally, management believes that EBITDA and EBITDAS provide meaningful comparisons of past, present and future operating results. Generally, a non-GAAP financial measure is a numerical measure of a company's performance, financial position or cash flow that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. These measures, however, should be considered in addition to, and not as a substitute or superior to, operating income, cash flows, or other measures of financial performance prepared in accordance with GAAP. A reconciliation of the measures to GAAP is set forth below.

About Exponent

Exponent is an engineering and scientific consulting firm providing solutions to complex problems. Exponent's interdisciplinary organization of scientists, physicians, engineers, and business consultants draws from more than 90 technical disciplines to solve the most pressing and complicated challenges facing stakeholders today. The firm leverages over 50 years of experience in analyzing accidents and failures to advise clients as they innovate their technologically complex products and processes, ensure the safety and health of their users, and address the challenges of sustainability.

Exponent may be reached at (888) 656-EXPO, info@exponent.com, or www.exponent.com.

Forward Looking Statements

This news release contains, and incorporates by reference, certain "forward-looking" statements (as such term is defined in the Private Securities Litigation Reform Act of 1995, and the rules promulgated pursuant to the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended) that are based on the beliefs of the Company's management, as well as assumptions made by and information currently available to the Company's management. When used in this document and in the documents incorporated herein by reference, the words “intend,” "anticipate," "believe," "estimate," "expect" and similar expressions, as they relate to the Company or its management, identify such forward-looking statements. Such statements reflect the current views of the Company or its management with respect to future events and are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, the Company's actual results, performance, or achievements could differ materially from those expressed in, or implied by, any such forward-looking statements. Factors that could cause or contribute to such material differences include the possibility that the demand for our services may decline as a result of changes in general and industry specific economic conditions, the timing of engagements for our services, the effects of competitive services and pricing, the absence of backlog related to our business, our ability to attract and retain key employees, the effect of tort reform and government regulation on our business, and liabilities resulting from claims made against us. Additional risks and uncertainties are discussed in our Annual Report on Form 10K under the heading "Risk Factors" and elsewhere in the report. The inclusion of such forward-looking information should not be regarded as a representation by the Company or any other person that the future events, plans, or expectations contemplated by the Company will be achieved. The Company undertakes no obligation to release publicly any updates or revisions to any such forward-looking statements.

Source: Exponent, Inc.

EXPONENT, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
For the Quarters Ended July 2, 2021 and July 3, 2020
(unaudited)
(in thousands, except per share data)

	Quarter Ended		Six Months Ended
	July 2,	July 3,	July 2,	July 3,
	2021	2020	2021	2020

Revenues
Revenues before reimbursements	$112,468	$87,863	$222,047	$187,583
Reimbursements	7,409	4,182	14,311	10,415

Revenues	119,877	92,045	236,358	197,998

Operating expenses
Compensation and related expenses	71,815	68,137	146,353	118,122
Other operating expenses	8,121	7,681	15,831	15,897
Reimbursable expenses	7,409	4,182	14,311	10,415
General and administrative expenses	3,160	2,925	6,433	8,456

	90,505	82,925	182,928	152,890

Operating income	29,372	9,120	53,430	45,108

Other income
Interest income, net	12	305	41	1,180
Miscellaneous income (expense), net	5,283	11,989	11,322	(819)
	5,295	12,294	11,363	361

Income before income taxes	34,667	21,414	64,793	45,469

Income taxes	9,267	5,068	8,545	2,841

Net income	$25,400	$16,346	$56,248	$42,628

Net income per share:
Basic	$0.48	$0.31	$1.07	$0.81
Diluted	$0.48	$0.31	$1.06	$0.80

Shares used in per share computations:
Basic	52,637	52,259	52,587	52,417
Diluted	53,285	53,139	53,313	53,404

EXPONENT, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
July 2, 2021 and January 1, 2021
(unaudited)
(in thousands)

	July 2,	January 1,
	2021	2021
Assets
Current assets:
Cash and cash equivalents	$239,953	$197,525
Short-term investments	-	45,001
Accounts receivable, net	142,743	111,565
Prepaid expenses and other assets	15,113	12,741
Total current assets	397,809	366,832
Property, equipment and leasehold improvements, net	60,329	59,823
Operating lease right-of-use asset	17,024	19,322
Goodwill	8,607	8,607
Other assets	135,102	125,512
	$618,871	$580,096

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable and accrued liabilities	$26,973	$16,327
Accrued payroll and employee benefits	79,050	83,194
Deferred revenues	10,984	11,800
Operating lease liability	5,959	5,987
Total current liabilities	122,966	117,308
Other liabilities	96,605	86,947
Operating lease liability	11,533	14,343
Total liabilities	231,104	218,598

Stockholders' equity:
Common stock	66	66
Additional paid-in capital	276,281	265,328
Accumulated other comprehensive loss	(1,786)	(1,932)
Retained earnings	454,583	421,809
Treasury stock, at cost	(341,377)	(323,773)
Total stockholders' equity	387,767	361,498
	$618,871	$580,096

EXPONENT, INC.
EBITDA and EBITDAS (1)
For the Quarters Ended July 2, 2021 and July 3, 2020
(unaudited)
(in thousands)

	Quarter Ended		Six Months Ended
	July 2,	July 3,	July 2,	July 3,
	2021	2020	2021	2020

Net Income	$25,400	$16,346	$56,248	$42,628

Add back (subtract):

Income taxes	9,267	5,068	8,545	2,841
Interest income, net	(12)	(305)	(41)	(1,180)
Depreciation and amortization	1,642	1,701	3,298	3,487

EBITDA (1)	36,297	22,810	68,050	47,776

Stock-based compensation	4,592	3,462	10,874	9,600

EBITDAS (1)	$40,889	$26,272	$78,924	$57,376

(1) EBITDA is a non-GAAP financial measure defined by the Company as net income before income taxes, interest income, depreciation and amortization. EBITDAS is a non-GAAP financial measure defined by the Company as EBITDA before stock-based compensation. The Company regards EBITDA and EBITDAS as useful measures of operating performance and cash flow to complement operating income, net income and other GAAP financial performance measures. Additionally, management believes that EBITDA and EBITDAS provide meaningful comparisons of past, present and future operating results. Generally, a non-GAAP financial measure is a numerical measure of a company's performance, financial position or cash flow that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. These measures, however, should be considered in addition to, and not as a substitute or superior to, operating income, cash flows, or other measures of financial performance prepared in accordance with GAAP.